Exhibit 99.1

N E W S

Contacts: Paul Arling (UEI) 714.820.1000
Bernie Pitz (UEI) 714.820.1000
Lillian Armstrong (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS FIRST QUARTER 2004
FINANCIAL RESULTS
- Sales Increased 21% and Operating Income Increased 59% Compared to First Quarter 2003 -

CYPRESS, CA – April 29, 2004 – Leading wireless technology developer Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the first quarter ended March 31, 2004.

     Net sales for the first quarter of 2004 were $32.6 million compared to $26.9 million for the same quarter last year. Operating income increased 59 percent during the first quarter 2004 to $2.1 million. Net income for the 2004 first quarter was $1.8 million, or $0.13 per diluted share, compared to $939,000, or $0.07 per diluted share, for the first quarter of 2003.

     “Universal’s first quarter 2004 net sales exceeded our expectations, driven by increased subscription broadcasting and retail sales, as well as earlier than anticipated shipments in our private label,” stated Paul Arling, the company’s chairman and chief executive officer. “In the first quarter, we signed agreements with leading subscription TV providers in Italy, France and Australia, significantly expanding our international reach. We are continuing our focus on broadening our core markets served while at the same time further developing newer markets such as computing. We are encouraged by the ramping growth in high-definition TV, digital media and broadband, and we believe we have positioned ourselves to squarely benefit from the long-term growth potential represented by these technologies.”

     “Our investment in new products and technology combined with a growing strength in marketing and public relations have clearly resulted in strong revenue growth,” said Rob Lilleness,

UEI’s president and chief operating officer. “Additionally, our material cost reductions from engineering redesign and our tight control of freight costs helped contribute to our successful quarter. As we look to the future, we continue to fill our product pipeline with a next generation of products to drive growth for UEI—including both Nevo and Kameleon products.”

     Bernie Pitz, UEI’s chief financial officer, added, “During the quarter, we repurchased over 293,000 shares for approximately $3.7 million. UEI’s balance sheet as of March 31, 2004 remained strong with $56.9 million in cash and cash equivalents. Our solid financial foundation enables us to pursue growth opportunities and new product investments.”

Conference Call Information:

UEI’s management team will hold a conference call today, Thursday, April 29, 2004 at 1:30 p.m. Pacific Time to review year-end results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 7:30 p.m. Eastern Time on April 29, 2004 until 11:59 p.m. Eastern Time on May 3, 2004. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 6634713. The webcast replay will be available at www.uei.com.

About Universal Electronics

Universal Electronics Inc., based in Southern California, develops firmware and turnkey solutions as well as software designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company’s primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry’s leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products and other audio/visual accessories through its European headquarters in The Netherlands, and to distributors and retailers in Europe, Asia, Latin America, South Africa and Australia/New Zealand under the One For All ® brand name. More information about UEI can be obtained at http://www.uei.com/.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company’s business lines (including those described in this press release) to grow and expand in the manner anticipated by the company’s management; the failure of the company’s customers to grow and expand as anticipated by the company’s management; the domestic and global economic environments’ effect on the company and its customers; the strength of the Euro as compared to the U.S. Dollar continuing in a manner similar to that experienced in 2003; the growth of, acceptance of and the demand for the company’s products and technologies in the various markets and geographical regions identified in this press release, including the computing, cable, satellite, consumer electronics, retail and interactive TV and home automation industries, not materializing as believed by the company’s management; the company’s inability to add profitable complementary products which are accepted by the market place; the continued strength of the company’s balance sheet including the ability to obtain payments from its customers on a timely basis; the inability of the company to continue selling its products or licensing its technologies at higher or profitable margins throughout 2004 and beyond; the failure of the various markets and industries to grow or emerge as rapidly or as successfully as believed by the company’s management; the continued growth of the digital media and broadband market; the inability of the company to obtain orders or maintain its order volume with its new and existing customers; the possible dilutive effect the company’s stock option programs may have on the company’s EPS and stock price; the effect of factors beyond the company’s control that increase the cost of manufacturing and/or delivering the company’s products; the inability of the company to continue to obtain adequate quantities of component parts or secure adequate factory production capacity on a timely basis; and other factors listed from time to time in the company’s press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

- Tables Follow -

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$56,930	$58,481
Accounts receivable, net	24,464	30,501
Inventories, net	19,917	19,386
Prepaid expenses and other current assets	1,296	1,108
Income tax receivable	1,158	1,167
Deferred income taxes	2,394	2,544

Total current assets	106,159	113,187
Equipment, furniture and fixtures, net	3,266	3,475
Goodwill, net	3,322	3,348
Intangible assets, net	3,343	3,431
Other assets	1,394	1,445
Deferred income taxes	895	1,281

Total assets	$118,379	$126,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,787	$13,754
Accrued income taxes	3,314	4,504
Accrued compensation	1,926	2,923
Other accrued expenses	9,692	9,815

Total current liabilities	25,719	30,996

Stockholders’ equity:
Common stock	164	164
Paid-in capital	75,900	75,805
Accumulated other comprehensive loss	(347)	298
Retained earnings	37,958	36,179
Deferred stockbased compensation	(21)	(42)
Common stock held in treasury	(20,994)	(17,233)

Total stockholders’ equity	92,660	95,171

Total liabilities and stockholders’ equity	$118,379	$126,167

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Net sales	$32,611	$26,919
Cost of sales	19,947	16,762

Gross profit	12,664	10,157
Research and development expenses	1,130	1,163
Selling, general and administrative expenses	9,454	7,688
Operating income	2,080	1,306
Interest income	114	102
Other income, net	500	15

Income before income taxes	2,694	1,423
Provision for income taxes	(916)	(484)

Net income	$1,778	$939

Earnings per share:
Basic	$0.13	$0.07
Diluted	$0.13	$0.07

Shares used in computing earnings per share:
Basic	13,715	13,582

Diluted	14,052	13,785